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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 33-92724, No. 333-29907 and No. 333-82057) pertaining to the
Louis Dreyfus Natural Gas Corp. Stock Option Plan and the Registration Statement (Form S-8, No. 333-77185) pertaining to the Non-Employee Director Deferred Compensation Program of Louis Dreyfus Natural Gas Corp. of our report dated February 4, 1999, except for Note 2, as to which the date is October 4, 1999, with respect to the consolidated financial statements and schedule of Louis Dreyfus Natural Gas Corp., as amended, included in the Annual Report on Form 10-K/A for the year ended December 31, 1998.

                                          ERNST & YOUNG LLP

Oklahoma City, Oklahoma
October 4, 1999